Exhibit 99.1

NOMAD Power Solutions Announces Options Trading Begins on Cboe Options Exchange

Boca Raton, Fla. – July 31, 2026 – NOMAD Power Solutions, Inc. (“NOMAD” or the “Company”) (Nasdaq: NMAD), a leader in transportable, utility-grade battery energy storage systems through its wholly owned subsidiary NOMAD Transportable Power Systems, today announced that the Company’s common stock is now available for options trading on the Cboe Options Exchange under the symbol “NMAD.”

“The launch of options trading on NOMAD’s stock represents a meaningful step in the continued development of our public markets profile,” said Geordan Pursglove, Chief Executive Officer of NOMAD. “Alongside our Nasdaq listing, we believe it can increase visibility among both institutional and retail investors and help strengthen the trading ecosystem around NOMAD as we continue advancing our mission to deliver flexible energy storage solutions to utilities, AI and hyperscale data centers, and a broad range of other commercial and industrial customers.”

The company’s common stock will continue to trade on the Nasdaq Stock Market under its current ticker symbol, NMAD. Trading in the Company’s options, which includes the full range of standard expiration dates and strike prices, is expected to enhance investor participation, provide greater liquidity for the Company’s shares, and provide additional flexibility to manage risk and leverage equity positions.

About NOMAD Power Solutions, Inc.

NOMAD Power Solutions, Inc., through its wholly owned subsidiary NOMAD Transportable Power Systems, is a leader in transportable, utility-grade battery energy storage systems. The Company’s mobile BESS platforms deliver rapidly deployable, scalable energy solutions for electric utilities, AI infrastructure, data centers, commercial and industrial customers, emergency response, renewable energy integration, and grid modernization. By mobilizing energy storage, NOMAD enables customers to deploy power where and when it is needed—without waiting for permanent infrastructure.

For more information, please visit https://ir.nomadpower.com/.

Investor Contact:

PondelWilkinson pwinvestor@pondel.com

Todd Kehrli: (310) 279-5961; tkehrli@pondel.com

Michael Wichman: (917) 526-0855; mwichman@pondel.com